UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☒

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☐	Soliciting Material Pursuant to §240.14a-12

PartnerRe Ltd.
(Name of Registrant as Specified In Its Charter)

EXOR S.p.A. John Elkann Enrico Vellano Mario Bonaccorso Fabiola Portoso
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 29, 2015, EXOR S.p.A. (“EXOR”) issued the following press release, which included an FAQ with respect to the transaction certainty of EXOR’s binding offer:

Turin, June 29, 2015

PRESS RELEASE

EXOR Expanded Guarantee Enhances Completion Certainty of PartnerRe Offer

EXOR S.p.A. (“EXOR”; EXO.IM), one of Europe’s leading listed investment companies and the largest shareholder of PartnerRe Ltd. (“PartnerRe”; NYSE:PRE), today further enhanced its superior offer for PartnerRe by expanding its legally binding guarantee for the transaction.

EXOR S.p.A., the public company with a net asset value of approximately $15 billion has, since it announced its offer, always been a guarantor of the payment obligations under the EXOR Merger Agreement and is now also guaranteeing all the contractual commitments in the Merger Agreement. For PartnerRe shareholders, this means that the proposed Merger Agreement to be entered into with EXOR N.V., a holding company formed in 2013 and already capitalized with € 300 million of available cash, is now backed by the balance sheet of parent company EXOR S.p.A. The expanded guarantee underpins EXOR’s commitment to satisfying all of the contractual terms of the EXOR parties, including in relation to obtaining regulatory approvals. This enhancement underscores EXOR’s previous commitment to provide even greater certainty of closing following its on-going, constructive conversations with PartnerRe’s shareholders.

EXOR’s $137.50 per share all-cash offer is superior by all significant measures and today’s step further empowers PartnerRe shareholders to reject the AXIS transaction. PartnerRe shareholders can be confident to vote “AGAINST” the AXIS deal and ask the PartnerRe Board to engage with EXOR and accept its binding offer.

EXOR has today provided the PartnerRe board with an amended binding Merger Agreement that incorporates the additional guarantee.

EXOR’s offer contains:

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No execution risk – EXOR’s offer is binding, fully financed and requires no due diligence. EXOR ranked #24 in the Fortune Global 500 in 2014, and has over a century of experience in investing in, undertaking and completing complex transactions. EXOR’s investment grade rating has been affirmed by Standard & Poor’s after the submission of its offer for PartnerRe. Unlike AXIS, EXOR does not have a walkaway right if material losses lead to a ratings downgrade of PartnerRe.

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Same regulatory provisions – The EXOR agreement contains the exact same regulatory covenant as in the AXIS agreement. In addition, EXOR believes its ownership will be positively viewed by regulators and rating agencies because PartnerRe will have continuity of business, strategy, management, employees and brand as well as a more conservative capital structure as compared to both historical PartnerRe and pro-forma PartnerRe-AXIS. EXOR is also a seasoned owner of regulated financial services businesses around the world, including in the insurance industry.

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Clear commitment and path to closing – the EXOR listed company guarantees all the contractual terms in the PartnerRe transaction, including in relation to obtaining regulatory approval. EXOR has also backed its offer by investing more than $600 million in PartnerRe, the maximum allowable under PartnerRe’s bye-laws. As PartnerRe’s largest shareholder, EXOR is therefore more incentivized than any other stakeholder to complete the transaction with PartnerRe this year.

The attached FAQ provides additional details about the transaction certainty provided by EXOR’s binding offer.

PartnerRe shareholders seeking clarity on the EXOR offer can contact EXOR’s proxy solicitor, Okapi Partners LLC, at info@okapipartners.com or toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720). Information about EXOR’s offer and access to proxy materials are also available at www.exor-partnerre.com.

EXOR is soliciting common and preferred shareholders to vote AGAINST the proposed AXIS transaction at the upcoming Special General Meeting of PartnerRe shareholders to be held on July 24, 2015. This will enable PartnerRe to accept EXOR’s superior offer.

EXOR therefore continues to urge PartnerRe shareholders to vote the GOLD proxy card AGAINST all three proposals related to the AXIS transaction and asks shareholders not to sign or return any WHITE proxy cards they receive from PartnerRe.  Shareholders have already returned a WHITE proxy card, can change their vote by simply returning the GOLD proxy card.

FAQ: EXOR’S BINDING OFFER – TRANSACTION CERTAINTY

Set forth below are certain Frequently Asked Questions concerning the proxy statement filed with the United States Securities and Exchange Commission (“SEC”) on Schedule 14A by EXOR S.p.A. (the “Proxy Statement”) with regard to a solicitation of proxies to vote “AGAINST” certain proposals that are described in the proxy statement/prospectus (“PartnerRe/AXIS Proxy Statement/Prospectus”) contained in the Registration Statement on Form S-4 filed by PartnerRe Ltd. (“PartnerRe”).  Capitalized terms used below and not otherwise defined herein shall have the meanings ascribed thereto in the Proxy Statement.

Question #1. What changes did EXOR make to the EXOR Merger Agreement (the “EXOR Agreement”)?

Answer. EXOR further enhanced its superior offer for PartnerRe by expanding its legally binding guarantee for the transaction to include, not only payment obligations, but also all the contractual commitments in its Merger Agreement. Thereby EXOR listed company guarantees all the contractual terms in the PartnerRe transaction, including the ones related to obtaining regulatory approval, and ensures even greater certainty for PartnerRe shareholders. This enhancement underscores EXOR’s previous commitment to provide such certainty of closing following its on-going, constructive conversations with PartnerRe’s shareholders.

Question #2. How does the EXOR Merger Agreement compare with the Amalgamation between AXIS and PartnerRe?

Answer. The EXOR Merger Agreement is superior. The claims of PartnerRe about the uncertainties in the EXOR transaction are meritless and are an attempt to mislead its shareholders. Here are the facts:

1.	EXOR’s all-cash offer of $137.50 is a superior price for common shareholders. Additionally, given the fact that the AXIS transaction contains predominantly stock consideration, there is significant uncertainty about the trading value of a combined AXIS-PRE entity.

2.	The contractual terms in the EXOR Agreement are better for PartnerRe than the AXIS Amalgamation Agreement (the “AXIS Agreement”).

3.	The agreement EXOR proposed was the same as the AXIS Agreement (other than technical changes that account for the cash nature of the EXOR transaction versus the predominantly stock consideration in the AXIS deal), except for the following improvements:

a.	The AXIS Agreement contains a condition to closing allowing either side to walk away from the deal on certain ratings downgrades from the rating agency, A. M. Best. A ratings downgrade could, for example, occur from catastrophic losses arising from hurricanes or other events. The EXOR Agreement has no such walk away right for EXOR on a ratings downgrade from A.M. Best. EXOR has assumed the risk of any ratings downgrade.

b.	Following the EXOR offer of $137.50 on May 12, 2015, PartnerRe and AXIS amended the AXIS Agreement to make it more difficult for a third party like EXOR to consummate a transaction. PartnerRe raised the breakup fee from $250 million to $280 million. PartnerRe also made the definition of a Superior Proposal that the board could consider more narrow, which was designed to give the board more room to resist a third party offer. EXOR did not increase the breakup fee proposed in its merger agreement or revise the definition of Superior Proposal to mirror the revised AXIS terms, as EXOR does not believe it is in the best interests of PartnerRe’s shareholders to impose contractual terms that are intended to preclude third party offers. As a result, in this important respect the terms of the EXOR Agreement are superior to the AXIS Agreement.

4.	EXOR S.p.A., the public company with approximately $15 billion of net asset value has, from the beginning, always guaranteed the payment obligations of the EXOR parties under the EXOR Agreement. EXOR previously stated in its letter to PartnerRe’s Board on May 21, 2015 that it was willing to negotiate with PartnerRe to provide PartnerRe shareholders with improved closing certainty. To date, the Transaction Committee of PartnerRe’s Board has refused to negotiate with EXOR in good faith, but EXOR remains committed to the transaction. In order to confirm for shareholders the assurance they rightly deserve that EXOR will be there to close this transaction, EXOR has expanded the guarantee provided by EXOR S.p.A. to include the performance obligations of the other EXOR parties in the merger agreement. This means that EXOR S.p.A. is putting the full faith and credit of its balance sheet behind satisfaction of all contractual obligations.

Question #3. PartnerRe claims that the EXOR merger parties are shell companies and that EXOR could walk away with minimal risk. Is that true?

Answer. This is simply not correct. One of the EXOR parties to the EXOR Agreement, EXOR N.V., has been capitalized with 300 million Euros since 2013, long before EXOR commenced merger discussions in April of 2015. EXOR N.V.’s balance sheet was publicly available, and would have been readily provided, had PartnerRe chosen to look or ask for it. Additionally, EXOR has demonstrated its commitment to PartnerRe by investing more than $600 million in PartnerRe common stock, becoming its largest shareholder with 9.9% of the common shares.  That’s approximately a $1 billion commitment to PartnerRe already.

Therefore there has never been a “free walkaway right” and the EXOR parties are not shell companies. Additionally, EXOR S.p.A., the public company with approximately $15 billion of net asset value has always been a guarantor of the financial obligations under the EXOR Agreement and has now become obligated to perform the covenants as well, including the satisfaction of all conditions to closing.

Question #4.  PartnerRe says EXOR “refuses to offer an appropriate reverse termination fee.” Why won’t EXOR agree to this?

Answer.  EXOR listed company guarantees all contractual terms, including the ones related to obtaining regulatory approval, and provides stronger commitment and greater certainty to closing than a capped obligation under a reverse termination fee. This is because EXOR has full confidence that it will be able to obtain regulatory approvals for the transaction. It currently owns regulated financial services businesses around the world and expects that its proposal for a better capitalized PartnerRe, along with its stated plans to retain PartnerRe’s talented employees, will be welcomed by regulators.  Additionally, as EXOR does not compete with PartnerRe there are no substantive antitrust issues that could threaten the transaction.

Despite PartnerRe’s statements that a reverse termination fee is “customary” for a failure to obtain regulatory approvals, here are the facts:

1.	The covenants to obtain regulatory clearance in the EXOR Agreement ARE EXACTLY THE SAME as those in the AXIS Agreement, which requires that each party uses its “reasonable best efforts” to obtain such approvals. This is a very high legal standard, and ensures that both parties are contractually committed to completing the transaction. However, the key difference between these transactions is that the guaranteeing party in the EXOR Agreement has approximately $15 billion in net assets, nearly 3 times the size and financial strength of AXIS.

2.	Notably, there is no reverse termination fee in the AXIS Amalgamation Agreement. PartnerRe is asking something of EXOR that it did not obtain (and based upon PartnerRe’s S-4, does not appear to have even sought) from AXIS.

3.	PartnerRe cites the following examples of merger transactions that have reverse termination fees:

a.	Google/Motorola
b.	Seagate/Maxtor
c.	AT&T T-Mobile
d.	Nielsen/Arbitron
e.	Microsoft/aQuantative

None of these are insurance company transactions and they are irrelevant to the PartnerRe transaction. PartnerRe has obviously been unable to locate a single comparable property & casualty or life and annuity, insurance or reinsurance transaction that has a reverse termination fee for regulatory reasons. There’s a reason for this. Using publicly available information, EXOR has not identified a single such insurance M&A transaction with a value in excess of $1 billion in the last 10 years with a reverse termination fee for regulatory reasons.1 The PartnerRe claim that an “appropriate” reverse termination fee should be included in the agreement is unwarranted and misleading. There are many good reasons that reverse termination fees are not found in insurance deals, and PartnerRe itself did not agree to such a provision in its acquisition of Paris Re in 2009.

The bottom line is that EXOR has the same regulatory obligations that AXIS has, with an uncapped obligation and three times more assets standing behind it than AXIS does.

Question #5. PartnerRe says EXOR refused to negotiate. Is that true?

Answer. This is not true. As has been publicly stated on numerous occasions, EXOR’s financial and legal advisors participated in meetings and extensive conversations with PartnerRe’s financial and legal counsel. The process PartnerRe followed was not a negotiation. It was a process designed to coax the best terms out of EXOR so they could be matched by AXIS. There was no attempt to follow the rules provided in the AXIS Agreement or to enter into good faith negotiations. In a letter to PartnerRe’s Board on May 21, 2015, Mr. John Elkann, Chairman of EXOR asked the PartnerRe Board to use its own agreement, declare that the EXOR transaction was “reasonably likely to be superior” and to enter into good faith negotiations. If not, then the shareholders of PartnerRe should be permitted to decide. PartnerRe chose not to negotiate, so the shareholders will have a chance to decide the matter at the PartnerRe shareholders meeting on July 24, 2015.

The package of proposals EXOR has provided create certainty regarding EXOR’s commitment and ability to close the transaction. EXOR remains committed to the transaction and is still open to negotiate the terms it previously proposed, as amended today.

___________________________________________

1 Sources: MergerMetrics and Deal Point Data

ABOUT EXOR

EXOR is one of Europe’s leading investment companies and is controlled by the Agnelli family. It is listed on the Milan Stock Exchange and has a market capitalization of approximately $12 billion and a net asset value of approximately $15 billion. For over a century EXOR has made successful investments, including more recently the acquisition of Chrysler by Fiat, creating the world’s seventh largest car producer (“FCA”) with a $20 billion market capitalization.
EXOR focuses on long-term investments in profitable global companies, primarily in Europe and the United States, that benefit from its strong permanent capital base. In addition to FCA, its principal investments include CNH Industrial, the fourth largest global capital goods company (with a $12 billion market capitalization), and Cushman & Wakefield, the world’s largest private commercial real estate services company.

FOR FURTHER INFORMATION
Investors:
EXOR Investor Relations
Fabiola Portoso
+39 011 509 0345
ir@exor.com

Okapi Partners LLC is assisting EXOR with its efforts to solicit proxies. PartnerRe shareholders who have questions about voting their shares should call Okapi Partners LLC toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720).

Okapi Partners
Bruce H. Goldfarb / Pat McHugh / Jon Einsidler / Lydia Mulyk
info@okapipartners.com

Media:
EXOR Media Relations
Andrea Griva
+39 011 509 0318
media@exor.com

StockWell Communications
Philip Gawith / Richard Holloway / Laura Gilbert
+44 20 7240 2486
exor@stockwellgroup.com

Abernathy MacGregor
Tom Johnson / Mike Pascale / Allyson Vento
+1 212 371-5999
exor@ABMAC.com

Community
Auro Palomba / Marco Rubino
+39 02 8940 4231
milano@communitygroup.it

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction. Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speaks only as of the date of this communication. EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. EXOR has filed a proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”). This material is not a substitute for the Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.

PARTICIPANTS IN THE SOLICITATION

EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with the SEC, Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Proxy Statement.